USAA Investment Management Company
9800 Fredericksburg Road
San Antonio, TX  78288

Gentlemen:

Pursuant to paragraph 12 of the Underwriting Agreement dated as of June 25, 1993, as amended, between USAA Mutual Funds Trust (the Trust), formerly known as USAA State Tax-Free Trust, and USAA Investment Management Company (the Underwriter), please be advised that the Trust has established one new series of its shares (New Fund) as set forth below:

__________________________________________________

Managed Allocation Fund
________________________________________________

Please be further advised that the Trust desires to retain the Underwriter to sell and distribute shares of the New Fund and to render other services to the New Fund as provided in the Underwriting Agreement.

Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

                                                                           USAA MUTUAL FUNDS TRUST

Attest: /s /Mark S. Howard                                                             By:  /s/ Christopher W. Claus
           Mark S. Howard                                                                            Christopher W. Claus
           Secretary                                                                                       President

Date:  As of February 1, 2010

We are willing to render services to the New Fund as set forth in the Underwriting Agreement.

                                                                           USAA INVESTMENT MANAGEMENT COMPANY

Attest: /s/ Christopher P. Laia                                                                             By:  /s /Daniel S. McNamara
                Christopher P. Laia                                                                                        Daniel S. McNamara
Secretary                                                                                                        President

Dated:  As of February 1, 2010